CONSENT OF PRICEWATERHOUSECOOPERS, S.C



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Kansas City Southern Industries, Inc. of our report dated March 26, 2002, relating to the consolidated financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., which appear in the Kansas
City Southern Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2001.


Mexico City, June 25, 2002

/s/ PricewaterhouseCoopers S.C.